                                                         EXHIBIT 11

                         WILLBROS GROUP, INC.
 COMPUTATION OF INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE
          (In thousands, except share and per share amounts)
                             (Unaudited)


                                 Three Months Ended          Nine Months Ended
                                    September 30,             September 30,
                                ------------------        ---------------------
                                 1997          1996        1997           1996
                                ------        ------      ------         ------

PRIMARY

Net income (loss)            $    3,883   $   (2,841)  $    9,362    $      589
Preferred dividends                   -            -            -        (1,448)
                             ----------   ----------    ---------    ----------
Net income (loss)
 applicable to
 common shares               $    3,883   $   (2,841)  $    9,362    $     (859)
                             ==========   ==========   ==========    ==========



Weighted average number
 of common and common
 equivalent shares
 outstanding                 14,394,633   14,210,653   14,390,062    13,891,578

Adjustment to reflect
 common shares issued
 during the twelve months
 prior to the initial
 public offering as out-
 standing for all periods
 presented using the
 "treasury stock" method              -            -            -       172,180
                             ----------   ----------   ----------    ----------

Weighted average number of
 common and common equivalent
 shares outstanding          14,394,633   14,210,653   14,390,062    14,063,758
                             ==========   ==========   ==========    ==========



Income (loss) per common and
 common equivalent share:

Net income (loss)            $      .27   $     (.20)  $      .65   $      .04
                             ==========   ==========   ==========   ==========

Net income (loss) applicable
 to common shares            $      .27   $     (.20)  $      .65   $     (.06)
                             ==========   ==========   ==========   ==========


There is no significant difference between primary and fully diluted income (loss) per share.